UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 31, 2009

SearchHelp, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31590	11-3621755
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6800 Jericho Turnpike, Suite 208E, Syosset, New York	11791
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (516) 802-0223

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a

Related Audit Report or Completed Interim Review.

On March 31, 2009, management  of Searchhelp, Inc. (the “Company”) determined, in consultation with the Company’s Board of Directors, that the following financial statements of  the Company contain material errors and, therefore, should no longer be relied upon:

 (1)           the Company’s audited consolidated financial statements in the Annual Reports on Forms 10-KSB for the year ended December 31, 2007

 (2)           the Company’s unaudited consolidated financial statements in the Quarterly Reports on Forms 10-Q for the period ended March 31, 2008.

In the fourth Quarter 2007 and first Quarter 2008, the Company amended the conversion provisions, and warrant exercising price under its 10% convertible notes by significantly reducing the conversion price of the debt and warrant exercise price with the conversion price reduction being contingent upon the concurrent exercising of the warrant to purchase the Company’s common stock. The Company did not record the interest expense and increase to additional paid in capital associated with the accounting for the modification in accordance with U.S. Generally Accepted Accounting Principles.

As a result of the foregoing, the Company intends to file its Annual Report on Form 10-K for the year ending December 31, 2008 with restated financial statements, specifically, accumulated deficit and revised disclosures for the fiscal periods covered by that report. The Company's Quarterly Reports on Form 10-Q for the quarterly periods ending March 31, 2009, June 30, 2009 and September 30, 2009 will include restated financial statements and revised disclosures for each corresponding period in 2008.

The following adjustments are a result of an accounting change by the Company to properly reflect the accounting for the modification of the conversion price of the Company’s convertible notes, and the reduction in the related warrant exercise.

December 31, 2007 Year End:

The Company estimates its 2007 year end adjustments to increase additional paid in capital and net loss by approximately $500,000, thus having no effect on the balance sheet in 2007.

March 31, 2008 Quarter  End:

The Company estimates its Quarter 1 2008 adjustments to increase additional paid in capital and net loss by approximately $1 million.

The Company's Chief Executive Officer and Chief Financial Officer have discussed the foregoing with Sherb & Co., LLP, the Company's independent auditors.